Exhibit 5.1

BRT REALTY TRUST

60 Cutter Mill Road, Suite 303

Great Neck, NY  11021

June 11, 2012

Board of Trustees

BRT Realty Trust

60 Cutter Mill Road, Suite 303

Great Neck, NY 11021

Gentlemen:

As Senior Counsel and Corporate Secretary of BRT Realty Trust (the “Trust”), I have participated in the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the registration of 600,000 shares (“Shares”) of the Trust’s shares of beneficial interest, par value $3.00 per share. The Shares subject to the Registration Statement are to be issued under the Trust’s 2012 Incentive Plan (the “Plan”).

I have examined and am familiar with (i) the Trust’s Third Amended and Restated Declaration of Trust, (ii) the Trust’s By-laws, as amended, (iii) the corporate proceedings relating to the Registration Statement and the Plan, and (iv) the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, the Shares will be, when issued and paid for in accordance with the terms of the Plan, legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

I note that I beneficially own 450,714 common shares of beneficial interest of the Trust.

Very truly yours,

/s/ Simeon Brinberg
Simeon Brinberg, Esq.
Senior Counsel and Corporate Secretary